As filed with the Securities and Exchange Commission on July 9, 2009
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NEW GOLD INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-0620225
(State or other jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
organization)
Park Place, 3110-666 Burrard St.
Vancouver, British Columbia
V6C 2X8
(Address of principal executive offices)(zip code)

New Gold Inc. Stock Option Plan (2005) (as amended on May 3, 2007)
Metallica Resources Inc. Stock Option Plan, Amended and Restated as of May 23, 2006
2006 Stock Incentive Plan of Western Goldfields, Inc.
Form of Option to Purchase Common Stock of Western Goldfields, Inc.
Non-Qualified Stock Option Contract between Western Goldfields, Inc. and Karen Dietrich

(Full titles of the plans)

DL Services Inc.
1420 5th Avenue, Suite 3400
Seattle, WA 98101
(Name and address of agent for service)

(206) 903-2373
(Telephone number, including area code, of agent for service)

Copies to:
Christopher Doerksen
Dorsey & Whitney LLP
1420 5th Avenue, Suite 3400
Seattle, Washington 98101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value, issuable pursuant to options outstanding(1)	484,005	-	$1,800,194.78(7)	$100.45
Common Shares, no par value, issuable pursuant to options outstanding(2)	9,826,200	-	$39,524,186.66(7)	$2,205.45
Common Shares, no par value(3)	25,748,503	$2.74(8)	$70,550,898.22(8)	$3,936.74
Common Shares, no par value, issuable pursuant to options outstanding(4)	833,600	$2.13(9)	$1,775,568 (9)	$99.08
Common Shares, no par value, issuable pursuant to options outstanding(4)	2,276,667	$1.87(7)	$4,257,367.29(7)	$237.56
Common Shares, no par value, issuable pursuant to options outstanding(5)	38,450	$0.40(9)	$15,380(9)	$0.86
Common Shares, no par value, issuable pursuant to options outstanding(6)	100,000	$0.34(9)	$34,000(9)	$1.89
Total Commons Shares	39,307,425			$6,582.03

(1)	Represents common shares issuable pursuant to options outstanding under the Metallica Resources Inc. Stock Option Plan, Amended and Restated as of May 23, 2006 (the “Metallica Plan”).

(2)	Represents common shares issuable pursuant to options outstanding under the New Gold Inc. Stock Option Plan (2005) (as amended on May 3, 2007) (the “New Gold Plan”).

(3)	Represents common shares issuable pursuant to the New Gold Plan and not subject to outstanding options.

(4)	Represents common shares issuable pursuant to the 2006 Stock Incentive Plan of Western Goldfields, Inc. (the “Western Plan”).

(5)	Represents common shares issuable pursuant to the Form of Option to Purchase Common Stock of Western Goldfields, Inc. (“Western Option Agreements”).

(6)	Represents common shares issuable pursuant to Non-Qualified Stock Option Contract between Western Goldfields, Inc. and Karen Dietrich.

(7)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. The maximum aggregate offering price is based upon the aggregate exercise price of outstanding options, converted from Canadian dollars into U.S. dollars based on the noon buying rate for Canadian dollars reported by the Bank of Canada on July 6, 2009 which was US$1.00 = Cdn$1.1612.

(8)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on July 6, 2009, on the NYSE Amex.

(9)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. The maximum aggregate offering price is based upon the aggregate exercise price of outstanding options.

EXPLANATORY NOTE

On June 30, 2008, New Gold Inc. (the “Registrant”) acquired Metallica Resources Inc. pursuant to the completion of a statutory plan of arrangement (the “Metallica Arrangement”). Under the terms of the Metallica Arrangement, the Registrant issued replacement stock options (the “Metallica Options”) for the options outstanding under the Metallica Stock Option Plan (the “Metallica Plan”). The Metallica Options are now exercisable for shares of the Registrant (“Shares”) but otherwise continue to be subject to the terms and conditions of the Metallica Plan. The Registrant files this Form S-8 in order to register 484,005 Shares issuable upon the exercise of the Metallica Options.

One June 1, 2009, the Registrant acquired Western Goldfields Inc. (“Western”) pursuant to a statutory plan of arrangement (the “Western Arrangement”). Under the terms of the Western Arrangement, the Registrant issued replacement stock options (the “Western Options”) for the options outstanding under the 2006 Stock Incentive Plan of Western (the “Western Plan”) and stock options outstanding under Stock Option Agreements between Western and certain individuals (the “Western Option Agreements”). The Western Options are now exercisable for Shares but otherwise continue to be subject to the terms and conditions of the Western Plan or Western Option Agreements, as applicable. The Registrant files this Form S-8 in order to register 3,248,717 Shares issuable upon the exercise of the Western Options.

The Registrant concurrently registers 9,826,200 Shares issuable upon the exercise of stock options outstanding under the New Gold Stock Option Plan (the “New Gold Plan”) and 25,748,503 Shares issuable upon the exercise of additional stock options that may be granted from time to time under the New Gold Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

(a) The Registrant's annual report on Form 40-F filed with the Securities and Exchange Commission on April 1, 2009;

(b) The Registrant’s reports on Form 6-K furnished to the Commission since December 31, 2008;

(c) The description of the Registrant's securities contained in the Registrant's Registration Statement on Form 20-F filed under the Exchange Act on June 27, 2003 including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

Articles of the Registrant

Part 21 of the Registrant’s Articles provides that subject to the BCBCA, the Company must indemnify a director, former director or alternate director of the Company (an “eligible party”) and his heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, a legal proceeding or investigative action, whether current, pending, threatened or completed, in which the eligible party or any of his or her heirs or legal personal representatives , is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding, by reason of the eligible party being or having been a director or alternate director of the Company. In addition, the Company must, after the final disposition of any such proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding. Subject to the BCBCA, the Company may indemnify any other person.

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal representatives) who is or was a director, alternate director, officer, employee or agent of the Company or an affiliate of the Company, or is or was serving at the request of the Company as a director, alternate director, officer, employee or agent or the equivalent of another corporation or a partnership, joint venture, trust or other unincorporated entity, against all liability incurred by him or her as such director, alternate director, officer, employee, agent, or equivalent.

BCBCA Indemnification

Under the BCBCA, a company may indemnify a current or former officer or director against any judgment, penalty or fine awarded or imposed in connection with, or amount paid in settlement of, any current, threatened, pending or completed legal proceeding or investigative action in respect of which such officer or director is a party or may be liable for a judgment, penalty, fine or expenses by reason of such individual having been an officer or director.

A company may pay all expenses incurred by an officer or director actually and reasonably incurred in connection with such a proceeding after the final disposition of such proceeding and must pay all expenses reasonably incurred if the officer or director is substantially successful on the merits in the outcome of the proceeding or wholly successful on the merits or otherwise. Among other circumstances, a company shall not indemnify a current or former officer or director if such individual did not act honestly and in good faith with a view to the best interests of the company or, in the case of a proceeding other than a civil proceeding, if the individual did not have reasonable grounds for believing that his or her conduct in respect of which the proceeding was brought was lawful. Further, a company cannot indemnify or cover the expenses of any officer or director in respect of any proceeding brought by or on behalf of the company or an associated corporation. The Supreme Court of British Columbia may, on the application of a corporation or individual seeking indemnification, order indemnification of any liability or expense incurred by such individual in respect of any proceeding described above, or make any other order the Court considers appropriate.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the Registrant’s Articles or any indemnification agreement, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed under the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Articles of the registrant (incorporated by reference to Exhibit 99.1 to the registrant’s Form 6- K as filed on July 2, 2009)
4.2	Metallica Resources Inc. Stock Option Plan, Amended and Restated as of May 23, 2006
4.3	New Gold Inc. Stock Option Plan (2005) (as amended on May 3, 2007)
4.4	2006 Stock Incentive Plan of Western Goldfields, Inc.
4.5	Form of Option to Purchase Common Stock of Western Goldfields, Inc.
4.6	Non-Qualified Stock Option Contract between Western Goldfields, Inc. and Karen Dietrich
5.1	Opinion of Bull, Housser & Tupper LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Bull, Housser & Tupper LLP (contained in exhibit 5.1)
23.3	Consent of PricewaterhouseCoopers LLP
23.4	Consent of HJ & Associates, LLC
24.1	Power of Attorney (See page II-7 of this registration statement)

Item 9. Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia on this 9th day of July, 2009.

NEW GOLD INC.
By: /s/ Robert Gallagher
Name: Robert Gallagher
Title: Chief Executive Officer and Director

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Gallagher and Brian Penny, or either of them as the undersigned’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert Gallagher	President, Chief Executive Officer and	July 9, 2009
Robert Gallagher	Director (Principal Executive Officer)

/s/ Brian Penny	Chief Financial Officer and	July 9, 2009
Brian Penny	Executive Vice President (Principal
Financial and Accounting Officer)

/s/ James Estey	Director	July 9, 2009
James Estey

/s/ Pierre Lassonde	Director	July 9, 2009
Pierre Lassonde

	Director and Authorized	July 9, 2009
/s/ Craig Nelsen	Representative in the United States
Craig Nelsen

/s/ Paul Sweeney	Director	July 9, 2009
Paul Sweeney

/s/ Ian W. Telfer	Director	July 9, 2009
Ian W. Telfer

/s/ Randall Oliphant	Director	July 9, 2009
Randall Oliphant

/s/ Vahan Kololian	Director	July 9, 2009
Vahan Kololian

/s/ Martyn Konig	Director	July 9, 2009
Martyn Konig

/s/ Raymond Threlkeld	Director	July 9, 2009
Raymond Threlkeld

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Articles of the registrant (incorporated by reference to Exhibit 99.1 to the registrant’s Form 6- K as filed on July 2, 2009)
4.2	Metallica Resources Inc. Stock Option Plan, Amended and Restated as of May 23, 2006
4.3	New Gold Inc. Stock Option Plan (2005) (as amended on May 3, 2007)
4.4	2006 Stock Incentive Plan of Western Goldfields, Inc.
4.5	Form of Option to Purchase Common Stock of Western Goldfields, Inc.
4.6	Non-Qualified Stock Option Contract between Western Goldfields, Inc. and Karen Dietrich
5.1	Opinion of Bull, Housser & Tupper LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Bull, Housser & Tupper LLP (contained in exhibit 5.1)
23.3	Consent of PricewaterhouseCoopers LLP
23.4	Consent of HJ & Associates, LLC
24.1	Power of Attorney (See page II-7 of this registration statement)